Exhibit 99.1

EXCERPT FROM THE

RESOLUTIONS OF THE DIRECTORS

OF

BHP BILLITON DEVELOPMENT 2 (CANADA) LIMITED

(the Company)

Dated August 18, 2010

Any one director or officer of the Company […] is hereby authorized and directed to, for and on behalf of the Company, finalize, execute and make or cause to be finalized, executed and made all applications to or filings with governmental or other regulatory authorities as may be considered necessary or desirable in connection with or as contemplated by, or for the purpose of giving effect to, or carrying out the provisions of these resolutions.